EXHIBIT 99.2

KAR Auction Services, Inc.
Q2 2018 Supplemental Financial Information
August 7, 2018

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended June 30, 2018
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$60.0	$52.4	$27.7	$(46.9)	$93.2
Add back:
Income taxes	23.5	17.6	9.3	(15.2)	35.2
Interest expense, net of interest income	0.4	—	14.7	32.4	47.5
Depreciation and amortization	31.3	24.7	3.5	7.4	66.9
Intercompany interest	4.3	9.5	(0.7)	(13.1)	—
EBITDA	119.5	104.2	54.5	(35.4)	242.8
Intercompany charges	3.3	—	—	(3.3)	—
Non-cash stock-based compensation	2.3	0.9	0.6	1.5	5.3
Acquisition related costs	1.0	—	—	0.5	1.5
Securitization interest	—	—	(12.7)	—	(12.7)
Severance	0.9	0.1	—	—	1.0
IAA separation costs	—	—	—	3.6	3.6
Other	0.8	(0.1)	—	—	0.7
Total addbacks	8.3	0.9	(12.1)	2.3	(0.6)
Adjusted EBITDA	$127.8	$105.1	$42.4	$(33.1)	$242.2

	Three Months Ended June 30, 2017
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$53.7	$37.3	$20.3	$(54.1)	$57.2
Add back:
Income taxes	33.8	20.6	12.5	(33.0)	33.9
Interest expense, net of interest income	(0.1)	—	10.5	29.5	39.9
Depreciation and amortization	26.9	22.9	7.8	6.9	64.5
Intercompany interest	9.0	9.4	(9.8)	(8.6)	—
EBITDA	123.3	90.2	41.3	(59.3)	195.5
Intercompany charges	2.5	—	—	(2.5)	—
Non-cash stock-based compensation	1.7	0.9	0.6	2.2	5.4
Loss on extinguishment of debt	—	—	—	27.5	27.5
Acquisition related costs	0.8	—	—	0.7	1.5
Securitization interest	—	—	(8.2)	—	(8.2)
Minority interest	1.0	—	—	—	1.0
Severance	0.7	—	0.1	—	0.8
Other	0.6	(0.6)	—	—	—
Total addbacks	7.3	0.3	(7.5)	27.9	28.0
Adjusted EBITDA	$130.6	$90.5	$33.8	$(31.4)	$223.5

	Six Months Ended June 30, 2018
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$114.2	$102.7	$53.4	$(87.1)	$183.2
Add back:
Income taxes	39.0	33.9	17.7	(29.0)	61.6
Interest expense, net of interest income	0.8	—	28.1	59.9	88.8
Depreciation and amortization	62.5	48.8	11.3	14.6	137.2
Intercompany interest	12.0	18.9	(1.2)	(29.7)	—
EBITDA	228.5	204.3	109.3	(71.3)	470.8
Intercompany charges	7.7	—	—	(7.7)	—
Non-cash stock-based compensation	4.4	1.9	1.1	4.6	12.0
Acquisition related costs	2.4	—	—	1.3	3.7
Securitization interest	—	—	(24.1)	—	(24.1)
Severance	2.4	0.1	—	—	2.5
IAA separation costs	—	—	—	4.7	4.7
Other	1.5	0.5	—	—	2.0
Total addbacks	18.4	2.5	(23.0)	2.9	0.8
Adjusted EBITDA	$246.9	$206.8	$86.3	$(68.4)	$471.6

	Six Months Ended June 30, 2017
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$105.0	$69.5	$41.2	$(89.3)	$126.4
Add back:
Income taxes	62.8	38.6	24.3	(57.7)	68.0
Interest expense, net of interest income	—	—	20.8	59.3	80.1
Depreciation and amortization	54.0	46.1	15.6	13.3	129.0
Intercompany interest	18.2	18.8	(18.5)	(18.5)	—
EBITDA	240.0	173.0	83.4	(92.9)	403.5
Intercompany charges	5.1	—	—	(5.1)	—
Non-cash stock-based compensation	3.2	1.8	1.1	5.3	11.4
Loss on extinguishment of debt	—	—	—	27.5	27.5
Acquisition related costs	2.5	—	—	1.1	3.6
Securitization interest	—	—	(16.3)	—	(16.3)
Minority interest	2.7	—	—	—	2.7
Severance	1.2	0.2	0.1	—	1.5
Other	0.9	(0.7)	—	—	0.2
Total addbacks	15.6	1.3	(15.1)	28.8	30.6
Adjusted EBITDA	$255.6	$174.3	$68.3	$(64.1)	$434.1

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	June 30, 2018

Net income (loss)	$62.8	$172.8	$90.0	$93.2	$418.8
Add back:
Income taxes	37.7	(69.7)	26.4	35.2	29.6
Interest expense, net of interest income	40.7	41.8	41.3	47.5	171.3
Depreciation and amortization	66.2	69.4	70.3	66.9	272.8
EBITDA	207.4	214.3	228.0	242.8	892.5
Non-cash stock-based compensation	6.1	7.7	6.7	5.3	25.8
Acquisition related costs	1.5	1.7	2.2	1.5	6.9
Securitization interest	(8.7)	(9.9)	(11.4)	(12.7)	(42.7)
Minority interest	1.6	0.1	—	—	1.7
(Gain)/Loss on asset sales	0.3	0.2	0.4	0.3	1.2
Gain on previously held equity interest value	—	(21.6)	—	—	(21.6)
Severance	0.5	0.9	1.5	1.0	3.9
IAA separation costs	—	—	1.1	3.6	4.7
Other	0.6	1.2	0.9	0.4	3.1
Total addbacks	1.9	(19.7)	1.4	(0.6)	(17.0)
Adjusted EBITDA	$209.3	$194.6	$229.4	$242.2	$875.5

Segment Results

Impact of Foreign Currency
The strengthening of the Canadian dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the three months ended June 30, 2018, fluctuations in the Canadian exchange rate increased revenue by $4.4 million, operating profit by $1.8 million, net income by $1.0 million and net income per diluted share by less than $0.01. For the six months ended June 30, 2018, fluctuations in the Canadian exchange rate increased revenue by $8.9 million, operating profit by $3.3 million, net income by $1.9 million and net income per diluted share by $0.01.
ADESA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per vehicle amounts)	2018	2017	2018	2017
ADESA revenue	$538.3	$489.2	$1,066.4	$987.2
Cost of services*	307.2	278.7	613.2	569.6
Gross profit*	231.1	210.5	453.2	417.6
Selling, general and administrative	108.3	85.2	217.1	172.5
Depreciation and amortization	31.3	26.9	62.5	54.0
Operating profit	$91.5	$98.4	$173.6	$191.1

Vehicles sold	907,000	830,000	1,785,000	1,648,000
Physical auction vehicles sold	561,000	585,000	1,130,000	1,188,000
Online only vehicles sold	346,000	245,000	655,000	460,000
Dealer consignment mix at physical auctions	43%	46%	42%	45%
Conversion rate at North American physical auctions	62.4%	61.1%	62.5%	61.4%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$839	$748	$829	$751
Online only revenue per vehicle sold, excluding ADESA Assurance Program vehicles	$118	$105	$117	$108

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended June 30, 2018 and 2017
Revenue
Revenue from ADESA increased $49.1 million, or 10%, to $538.3 million for the three months ended June 30, 2018, compared with $489.2 million for the three months ended June 30, 2017. The increase in revenue was primarily a result of a 9% increase in the number of vehicles sold (6% increase excluding acquisitions) and a 1% increase in average revenue per vehicle sold. Businesses acquired in the last 12 months accounted for an increase in revenue of $8.7 million. Revenue increased $3.2 million due to fluctuations in the Canadian exchange rate.
The increase in vehicles sold was primarily attributable to a 14% increase in institutional volume, including vehicles sold on our online only platform for the three months ended June 30, 2018 compared with the three months ended June 30, 2017. Dealer consignment units sold was consistent (11% decrease excluding acquisitions) for the three months ended June 30, 2018 compared with the three months ended June 30, 2017. Online sales volume for ADESA represented approximately 54% of the total vehicles sold in the second quarter of 2018, compared with approximately 46% in the second quarter of 2017. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform (TradeRev was acquired in the fourth quarter of 2017); (iv) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (v) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 73% of ADESA's online sales volume. ADESA sold approximately 346,000 (including approximately 30,000 from 2017 acquisitions) and 245,000 vehicles through its online only offerings in the second quarter of 2018 and 2017, respectively, of which approximately 162,000 and 128,000 represented vehicle sales to grounding dealers in the second quarter of 2018 and 2017, respectively. For the three months ended June 30, 2018, dealer consignment vehicles represented approximately 43% of used vehicles sold at ADESA physical auction locations, compared with approximately 46% for the three months ended June 30, 2017. Vehicles sold at physical auction locations decreased 4% in the second quarter of 2018, compared with the second quarter of 2017. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 62.4% for the three months ended June 30, 2018, compared with 61.1% for the three months ended June 30, 2017.
Physical auction revenue per vehicle sold increased $91, or 12%, to $839 for the three months ended June 30, 2018, compared with $748 for the three months ended June 30, 2017. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue and auction fees related to higher average transaction prices and an increase in physical auction revenue per vehicle sold of $5 due to fluctuations in the Canadian exchange rate.
Online only auction revenue per vehicle sold increased $14 to $135 for the three months ended June 30, 2018, compared with $121 for the three months ended June 30, 2017. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and the inclusion of TradeRev sales. Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle would have been $118 and $105 for the three months ended June 30, 2018 and 2017, respectively. The remaining $13 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform.
Gross Profit
For the three months ended June 30, 2018, gross profit for ADESA increased $20.6 million, or 10%, to $231.1 million, compared with $210.5 million for the three months ended June 30, 2017. Gross profit for ADESA was 42.9% of revenue for the three months ended June 30, 2018, compared with 43.0% of revenue for the three months ended June 30, 2017.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $23.1 million, or 27%, to $108.3 million for the three months ended June 30, 2018, compared with $85.2 million for the three months ended June 30, 2017, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $16.5 million, compensation expense of $2.2 million, incentive-based compensation expense of $1.6 million, information technology costs of $0.9 million, fluctuations in the Canadian exchange rate of $0.5 million and other miscellaneous expenses aggregating $1.4 million.
Overview of ADESA Results for the Six Months Ended June 30, 2018 and 2017
Revenue
Revenue from ADESA increased $79.2 million, or 8%, to $1,066.4 million for the six months ended June 30, 2018, compared with $987.2 million for the six months ended June 30, 2017. The increase in revenue was primarily a result of an 8% increase in the number of vehicles sold (5% increase excluding acquisitions) and average revenue per vehicle sold was consistent. Businesses acquired in the last 12 months accounted for an increase in revenue of $15.7 million. Revenue increased $6.4 million due to fluctuations in the Canadian exchange rate.
The increase in vehicles sold was primarily attributable to a 13% increase in institutional volume, including vehicles sold on our online only platform, partially offset by a 2% decrease in dealer consignment units sold (12% decrease excluding acquisitions) for the six months ended June 30, 2018 compared with the six months ended June 30, 2017. Online sales volume for ADESA represented approximately 53% of the total vehicles sold in the first six months of 2018, compared with approximately 45% in the first six months of 2017. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform (TradeRev was acquired in the fourth quarter of 2017); (iv) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (v) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 71% of ADESA's online sales volume. ADESA sold approximately 655,000 (including approximately 52,000 from 2017 acquisitions) and 460,000 vehicles through its online only offerings in the first six months of 2018 and 2017, respectively, of which approximately 303,000 and 235,000 represented vehicle sales to grounding dealers in the first six months of 2018 and 2017, respectively. For the six months ended June 30, 2018, dealer consignment vehicles represented approximately 42% of used vehicles sold at ADESA physical auction locations, compared with approximately 45% for the six months ended June 30, 2017. Vehicles sold at physical auction locations decreased 5% in the first six months of 2018, compared with the first six months of 2017. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 62.5% for the six months ended June 30, 2018, compared with 61.4% for the six months ended June 30, 2017.
Physical auction revenue per vehicle sold increased $78, or 10%, to $829 for the six months ended June 30, 2018, compared with $751 for the six months ended June 30, 2017. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue and auction fees related to higher average transaction prices and an increase in physical auction revenue per vehicle sold of $5 due to fluctuations in the Canadian exchange rate.
Online only auction revenue per vehicle sold increased $11 to $133 for the six months ended June 30, 2018, compared with $122 for the six months ended June 30, 2017. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and the inclusion of TradeRev sales. Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle would have been $117 and $108 for the six months ended June 30, 2018 and 2017, respectively. The remaining $9 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform.
Gross Profit
For the six months ended June 30, 2018, gross profit for ADESA increased $35.6 million, or 9%, to $453.2 million, compared with $417.6 million for the six months ended June 30, 2017. Gross profit for ADESA was 42.5% of revenue for the six months ended June 30, 2018, compared with 42.3% of revenue for the six months ended June 30, 2017. The increase in gross profit percentage was mainly attributable to the increased mix of online only volume. Online only sales have a higher gross profit percentage than physical auction sales.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $44.6 million, or 26%, to $217.1 million for the six months ended June 30, 2018, compared with $172.5 million for the six months ended June 30, 2017, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $32.8 million, compensation expense of $4.4 million, information technology costs of $1.4 million, supplies expense of $1.3 million, fluctuations in the Canadian exchange rate of $1.0 million, incentive-based compensation expense of $0.8 million, bad debt expense of $0.7 million, stock-based compensation expense of $0.7 million and other miscellaneous expenses aggregating $1.5 million.

IAA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2018	2017	2018	2017
IAA revenue	$333.2	$298.7	$670.5	$596.1
Cost of services*	201.1	181.5	407.8	370.6
Gross profit*	132.1	117.2	262.7	225.5
Selling, general and administrative	28.7	27.5	59.2	53.4
Depreciation and amortization	24.7	22.9	48.8	46.1
Operating profit	$78.7	$66.8	$154.7	$126.0

Vehicles sold	623,000	580,000	1,266,000	1,171,000
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended June 30, 2018 and 2017
Revenue
Revenue from IAA increased $34.5 million, or 12%, to $333.2 million for the three months ended June 30, 2018, compared with $298.7 million for the three months ended June 30, 2017. The increase in revenue was a result of an increase in vehicles sold of approximately 7% for the three months ended June 30, 2018. Revenue per vehicle sold increased 4% for the three months ended June 30, 2018 compared with the three months ended June 30, 2017, and included an increase in revenue of $1.0 million due to fluctuations in the Canadian exchange rate, partially offset by a decrease of $1.9 million from HBC, which includes an increase in revenue of $0.5 million due to fluctuations in the U.K. exchange rate. IAA's North American same-store total loss vehicle inventory increased approximately 2% at June 30, 2018, as compared to June 30, 2017. Vehicles sold under purchase agreements were approximately 4% and 5% of total salvage vehicles sold for the three months ended June 30, 2018 and 2017, respectively. North American online sales volumes for IAA for the three months ended June 30, 2018 and 2017 represented over 60% of the total vehicles sold by IAA.
Gross Profit
For the three months ended June 30, 2018, gross profit at IAA increased to $132.1 million, or 39.6% of revenue, compared with $117.2 million, or 39.2% of revenue, for the three months ended June 30, 2017. The increase in gross profit was mainly attributable to a 12% increase in revenue, partially offset by a 11% increase in cost of services, which included costs associated with purchase contract vehicles and organic volume growth.
Excluding HBC, IAA's gross profit margin was 40.2% for the three months ended June 30, 2018 and 2017. For the three months ended June 30, 2018 and 2017, HBC had revenue of approximately $8.3 million and $10.2 million, respectively, and cost of services of approximately $6.8 million and $8.9 million, respectively, as fewer of HBC's vehicles were sold under purchase contracts. The entire selling price of the vehicle is recorded as revenue and cost of services for purchase contracts.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $1.2 million, or 4%, to $28.7 million for the three months ended June 30, 2018, compared with $27.5 million for the three months ended June 30, 2017. The increase in selling, general and administrative expenses was primarily attributable to increases in compensation expense of $0.9 million and other miscellaneous expenses aggregating $1.0 million, partially offset by a decrease in marketing expenses of $0.7 million.

Overview of IAA Results for the Six Months Ended June 30, 2018 and 2017
Revenue
Revenue from IAA increased $74.4 million, or 12%, to $670.5 million for the six months ended June 30, 2018, compared with $596.1 million for the six months ended June 30, 2017. The increase in revenue was a result of an increase in vehicles sold of approximately 8% for the six months ended June 30, 2018. Revenue per vehicle sold increased 4% for the six months ended June 30, 2018 compared with the six months ended June 30, 2017, and included an increase in revenue of $2.1 million due to fluctuations in the Canadian exchange rate, partially offset by a decrease of $5.0 million from HBC, which includes an increase in revenue of $1.6 million due to fluctuations in the U.K. exchange rate. Vehicles sold under purchase agreements were approximately 4% and 5% of total salvage vehicles sold for the six months ended June 30, 2018 and 2017, respectively. North American online sales volumes for IAA for the six months ended June 30, 2018 and 2017 represented over 60% of the total vehicles sold by IAA.
Gross Profit
For the six months ended June 30, 2018, gross profit at IAA increased to $262.7 million, or 39.2% of revenue, compared with $225.5 million, or 37.8% of revenue, for the six months ended June 30, 2017. The increase in gross profit was mainly attributable to a 12% increase in revenue, partially offset by a 10% increase in cost of services, which included costs associated with purchase contract vehicles and organic volume growth.
Excluding HBC, IAA's gross profit margin was 39.7% and 38.8% for the six months ended June 30, 2018 and 2017, respectively. For the six months ended June 30, 2018 and 2017, HBC had revenue of approximately $18.0 million and $23.0 million, respectively, and cost of services of approximately $14.4 million and $19.8 million, respectively, as fewer of HBC's vehicles were sold under purchase contracts. The entire selling price of the vehicle is recorded as revenue and cost of services for purchase contracts.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $5.8 million, or 11%, to $59.2 million for the six months ended June 30, 2018, compared with $53.4 million for the six months ended June 30, 2017. The increase in selling, general and administrative expenses was primarily attributable to increases in compensation expense of $1.9 million, incentive-based compensation expense of $1.2 million, supply expenses of $0.7 million, bad debt expense of $0.7 million and other miscellaneous expenses aggregating $2.1 million, partially offset by decreases in telecom costs of $0.8 million.
AFC Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except volumes and per loan amounts)	2018	2017	2018	2017
AFC revenue	$85.1	$70.1	$170.2	$141.3
Cost of services*	23.0	21.5	45.3	42.7
Gross profit*	62.1	48.6	124.9	98.6
Selling, general and administrative	7.5	7.3	15.5	15.2
Depreciation and amortization	3.5	7.8	11.3	15.6
Operating profit	$51.1	$33.5	$98.1	$67.8

Loan transactions	435,000	416,000	899,000	872,000
Revenue per loan transaction, excluding “Other service revenue”	$177	$148	$171	$143
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended June 30, 2018 and 2017
Revenue
For the three months ended June 30, 2018, AFC revenue increased $15.0 million, or 21%, to $85.1 million, compared with $70.1 million for the three months ended June 30, 2017. The increase in revenue was the result of a

20% increase in revenue per loan transaction and a 5% increase in loan transactions, partially offset by a 1% decrease in "Other service revenue" generated by PWI. The increase in revenue and revenue per loan transaction included the impact of an increase in revenue of $0.2 million due to fluctuations in the Canadian exchange rate.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $29, or 20%. The decrease in provision for credit losses, which is a reduction of revenue, resulted in an increase in revenue per loan transaction of $11 for the three months ended June 30, 2018. The remaining $18 increase in revenue per loan transaction was primarily the result of increases in fee revenue and interest yield as a result of prime rate increases, as well as an increase in average loan values. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses decreased to 1.5% of the average managed receivables for the three months ended June 30, 2018 from 2.6% for the three months ended June 30, 2017. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the three months ended June 30, 2018, gross profit for the AFC segment increased $13.5 million, or 28%, to $62.1 million, or 73.0% of revenue, compared with $48.6 million, or 69.3% of revenue, for the three months ended June 30, 2017, primarily as a result of a 21% increase in revenue, which includes the decreased provision for credit losses, partially offset by a 7% increase in cost of services. The increase in cost of services was the result of increases in compensation expense of $1.0 million, incentive based compensation expense of $0.3 million and other expenses aggregating $0.4 million, partially offset by a decrease in PWI expenses of $0.2 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.2 million, or 3%, to $7.5 million for the three months ended June 30, 2018, compared with $7.3 million for the three months ended June 30, 2017. The increase in selling, general and administrative expenses was primarily attributable to an increase in incentive-based compensation expense of $0.8 million, partially offset by a decrease in selling, general and administrative costs at PWI of $0.2 million and decreases in compensation expense of $0.2 million and other miscellaneous expenses of $0.2 million.
Overview of AFC Results for the Six Months Ended June 30, 2018 and 2017
Revenue
For the six months ended June 30, 2018, AFC revenue increased $28.9 million, or 20%, to $170.2 million, compared with $141.3 million for the six months ended June 30, 2017. The increase in revenue was the result of a 20% increase in revenue per loan transaction and a 3% increase in loan transactions, partially offset by a 1% decrease in "Other service revenue" generated by PWI. The increase in revenue and revenue per loan transaction included the impact of an increase in revenue of $0.4 million due to fluctuations in the Canadian exchange rate.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $28, or 20%. The decrease in provision for credit losses, which is a reduction of revenue, resulted in an increase in revenue per loan transaction of $9 for the six months ended June 30, 2018. The remaining $19 increase in revenue per loan transaction was primarily the result of increases in fee revenue and interest yield as a result of prime rate increases, as well as an increase in average loan values. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses decreased to 1.5% of the average managed receivables for the six months ended June 30, 2018 from 2.6% for the six months ended June 30, 2017. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the six months ended June 30, 2018, gross profit for the AFC segment increased $26.3 million, or 27%, to $124.9 million, or 73.4% of revenue, compared with $98.6 million, or 69.8% of revenue, for the six months ended June 30, 2017, primarily as a result of a 20% increase in revenue, which includes the decreased provision for credit losses, partially offset by a 6% increase in cost of services. The increase in cost of services was the result of increases in compensation expense of $2.1 million, incentive based compensation expense of $0.8 million and other expenses aggregating $0.3 million, partially offset by a decrease in PWI expenses of $0.6 million.

Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.3 million, or 2%, to $15.5 million for the six months ended June 30, 2018, compared with $15.2 million for the six months ended June 30, 2017. The increase in selling, general and administrative expenses was primarily attributable to an increase in incentive-based compensation expense of $1.1 million, partially offset by a decrease in selling, general and administrative costs at PWI of $0.3 million and decreases in compensation expense of $0.3 million and other miscellaneous expenses of $0.2 million.
LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company's principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	June 30, 2018	December 31, 2017	June 30, 2017
Cash and cash equivalents	$369.8	$317.2	$530.4
Restricted cash	20.7	19.4	18.3
Working capital	797.1	748.2	873.2
Amounts available under Credit Facility*	350.0	350.0	350.0
Cash flow from operations for the six months ended	386.7		373.9
* KAR Auction Services, Inc. has a $350 million revolving line of credit as part of the company's Credit Agreement. There were related outstanding letters of credit totaling approximately $32.4 million, $42.8 million and $35.9 million at June 30, 2018, December 31, 2017 and June 30, 2017, respectively, which reduced the amount available for borrowings under the revolving credit facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.

Summary of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2018	2017
Net cash provided by (used by):
Operating activities	$386.7	$373.9
Investing activities	(165.5)	(90.7)
Financing activities	(157.5)	37.8
Effect of exchange rate on cash	(9.8)	8.0
Net increase in cash, cash equivalents and restricted cash	$53.9	$329.0
Cash flow from operating activities was $386.7 million for the six months ended June 30, 2018, compared with $373.9 million for the six months ended June 30, 2017. The increase in operating cash flow was primarily attributable to increased profitability adjusted for non-cash items, partially offset by changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends.
Net cash used by investing activities was $165.5 million for the six months ended June 30, 2018, compared with $90.7 million for the six months ended June 30, 2017. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in the additional finance receivables held for investment of approximately $99.4 million;
partially offset by:

•	a decrease in cash used for acquisitions of approximately $23.7 million.

Net cash used by financing activities was $157.5 million for the six months ended June 30, 2018, compared with net cash provided by financing activities of $37.8 million for the six months ended June 30, 2017. The decrease in net cash from financing activities was primarily attributable to:

•	the approximately $192.1 million of net cash received from the refinancing and repayment activities in 2017;

•	common stock repurchases in 2018 of approximately $50.0 million; and

•	an increase in dividend payments of approximately $6.6 million;
partially offset by:

•	an increase in the additional obligations collateralized by finance receivables of approximately $63.0 million.

Potential Share Repurchases

The company expects to repurchase some of its shares in the third quarter of 2018, under its current share repurchase program. Repurchases may be made in the open market or through privately negotiated transactions, in accordance with applicable securities laws and regulations. The timing and amount of any repurchases is subject to market and other conditions.

Non-GAAP Financial Measures

The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings, spin-offs or dispositions of assets or investments), gains/losses associated with step acquisitions, significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.